Exhibit 99.1
VistaGen Therapeutics Grants Exclusive Sublicense of Cardiac Stem
Cell Technologies to BlueRock Therapeutics

VistaGen to receive upfront payment of $1.25M

South San Francisco, CA (December 14, 2016) – VistaGen Therapeutics Inc. (NASDAQ: VTGN), a clinical-stage biopharmaceutical company focused on developing new generation therapies for depression and other central nervous system (CNS) disorders, today announced it has signed an exclusive sublicense agreement with BlueRock Therapeutics, a stem cell research company established by Bayer AG and Versant Ventures, for VistaGen’s rights to certain proprietary technologies relating to the production of cardiac stem cells for the treatment of heart disease. VistaGen licensed exclusive rights of the cardiac stem cell technologies from University Health Network (UHN), Canada's largest research hospital, pursuant to a strategic research agreement with UHN and distinguished UHN researcher, Dr. Gordon Keller, Director of UHN's McEwen Centre for Regenerative Medicine (McEwen Centre), one of the world's leading centers for stem cell and regenerative medicine research. Under the sublicense agreement, VistaGen will receive an upfront cash payment of $1.25 million, as well as potential future milestone payments and royalties.

“Cardiac cell therapy and regenerative medicine offer new hope for patients battling heart attacks and heart disease worldwide,” stated Shawn Singh, Chief Executive Officer of VistaGen. “We believe BlueRock will play the leading role in the advancement of potentially life-changing cardiac cellular therapies, advancing these and other ground-breaking discoveries well beyond the lab and into the clinic, while we continue to focus our efforts on advancing AV-101 through Phase 2 clinical development for major depressive disorder and other CNS indications.”

About VistaGen
VistaGen Therapeutics, Inc. (NASDAQ: VTGN), is a clinical-stage biopharmaceutical company focused on developing new generation therapies for depression and other central nervous system (CNS) disorders. VistaGen’s lead CNS product candidate, AV-101, is a new generation, orally available prodrug in Phase 2 development, initially for the adjunctive treatment of MDD in patients with inadequate response to standard, FDA-approved antidepressants. AV-101 is currently being evaluated in an ongoing Phase 2a clinical study being conducted by Principal Investigator, Dr. Carlos Zarate Jr., of the NIMH, and fully funded by the NIMH. VistaGen is also preparing to initiate in the first half of 2017 a Phase 2b clinical study of AV-101 as an adjunctive treatment of MDD in patients with inadequate response to standard, FDA-approved antidepressants.

VistaStem Therapeutics is VistaGen’s wholly owned subsidiary focused on applying human pluripotent stem cell technology to discover, rescue, develop and commercialize proprietary new chemical entities (NCEs), including small molecule NCEs with regenerative potential, for CNS and other diseases, as well as potential cellular therapies involving stem cell-derived blood, cartilage and liver cells.

For more information, please visit www.vistagen.com and connect with VistaGen on Twitter, LinkedIn and Facebook.

Forward-Looking Statements
The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to the preclinical and/or clinical development and commercialization of licensed and/or sublicensed cardiac stem technology for cell therapy, drug discovery, drug rescue or regenerative medicine, including the development and commercialization activities described above. These and other risks and uncertainties are identified and described in more detail in VistaGen’s filings with the Securities and Exchange Commission (SEC). These filings are available on the SEC’s website at www.sec.gov. VistaGen undertakes no obligation to publicly update or revise any forward-looking statements.

Company Contact
Mark A. McPartland
VistaGen Therapeutics Inc.
Phone: +1 (650) 577-3600
Email: IR@vistagen.com

Investor Contact
Jenene Thomas
Jenene Thomas Communications, LLC
Phone: +1 (908) 938-1475
Email: jenene@jenenethomascommunications.com

Source: VistaGen Therapeutics, Inc.

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